Exhibit (a)(5)

Dated 30h March 2016

Confidentiality Agreement

between

Fujian Grand Chip Investment Fund Partnership (Limited Partnership)

and

AIXTRON SE

i

This confidentiality agreement (“Agreement”) is made by and entered into on 30th March 2016

Between:

(1)                                 Fujian Grand Chip Investment Fund Partnership (Limited Partnership), Quanzhou City, Fujian Province, Pu Jiang Chen Tai Pu Zhenjiang Community Enterprise Operations Center Building, PRC.; and

(2)                                 AIXTRON SE, Domkaulstr. 2, 52134 Herzogenrath

Fujian Grand Chip Investment Fund Partnership (Limited Partnership) and AIXTRON SE jointly the “Parties”, or individually, a “Party”).

Preamble

The Parties have entered into discussions to evaluate the possibilities and conditions of an acquisition and/or other ways of business combination combined with other possible ways of cooperation between the Parties and/or affiliates of the Parties (“Transaction”).  In connection with the Transaction, the Parties intend to make available to each other and to their respective advisers information relating to their companies, including their affiliates, their businesses and their activities.  As it is required in order to protect the Parties, their affiliates and their external advisers (hereinafter jointly referred to as “Protected Persons”) that the confidential treatment of the discussions and of all information exchanged between the Parties in connection with the Transaction is strictly ensured, the Parties enter into this Agreement and agree as follows:

1.                                      Definitions

For the purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Confidential Information” within the meaning of this Agreement shall be any information of whatever nature about the Parties’ respective companies and their affiliates and their respective businesses and affairs (whether communicated orally, in written or electronic form or by any other media, and whether prepared by the Parties, any of their affiliates, or advisers, which a Party or any of a Party’s Representatives has furnished or will furnish to the other Party (such other Party hereinafter referred to as the “Receiving Party”) at any time prior to or during the term of this Agreement, and all analyses, reports, compilations, forecasts, studies or other documents prepared by such Receiving Party or any of its Representatives and derived from, containing or reflecting, in whole or in part, any of such information referred to above or otherwise reflecting the Receiving Party’s review of, or interest in, any of such information referred to above.  The existence of this Agreement, the Transaction, the fact that any of the information described in the preceding sentence has been made available to a Party and the fact that negotiations and discussions are taking place between the Parties and the content of any such negotiations and discussions shall also represent Confidential Information.

The information referred to herein shall not be considered Confidential Information for the purposes of this Agreement if:

(a)                                 it is or becomes generally available to the public, in each case other than as a consequence of a breach of this Agreement; or

(b)                                 it was lawfully in the Receiving Party’s possession before the date of this Agreement; or

(c)                                  it has rightfully been made available to the Receiving Party on a non-confidential basis by a third party, provided, however, that such third party is not prohibited from transmitting the information to the Receiving Party or its Representatives by legal, contractual or fiduciary obligation; or

(d)                                 it is generally cleared for disclosure to third parties by the Party who has disclosed such information by written notice to the Receiving Party.

“Representatives” means each Party’s shareholders, subsidiaries and affiliates and potential co-investors of such Party, to the extent the respective other Party has granted its consent to any disclosure of Confidential Information to such co-investors, and its respective directors, officers, employees, partners, advisers (including, without limitation, attorneys, accountants and financial and other advisers) or agents.

2.                                      Confidentiality Undertaking

2.1                               Each Party herewith undertakes for the benefit of the Protected Persons to keep, and shall ensure that its Representatives keep, the Confidential Information strictly confidential and use the Confidential Information for purposes of evaluating the Transaction only.

2.2                               The Receiving Party shall not disclose in whole or in part any Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating or negotiating the Transaction.

The Receiving Party

(a)                                 may only make Confidential Information available to those of its Representatives who have agreed to comply with the obligations under this Agreement in their capacity as Representative of the Receiving Party by acceding to this Agreement by signing and delivering to the other Party the letter of adherence attached hereto as Annex 2.2 or who are bound to confidentiality by virtue of their employment relationship or by professional secrecy rules,

(b)                                 shall procure that any duplication of Confidential Information is limited to an absolutely indispensable extent necessary for the purpose of evaluating the Transaction, and

(c)                                  shall take all appropriate actions to prevent the non-authorized access of third parties to Confidential Information.

Each Party shall be responsible for any breach of any obligation contained in this Agreement by its Representatives as if it were its own failure to comply with such obligation.  The Receiving Party shall keep and — upon the other Party’s written request — provide a list of all persons on an entity basis to whom any Confidential Information has been disclosed.

2.3                               In the event that the Receiving Party or its Representatives are required (a) by mandatory law, regulations, stock exchange rules and regulations, legal process or rules of professional bodies, or (b) by court or governmental order to disclose any Confidential Information, the Receiving Party shall, and shall procure that its Representatives will, only disclose to that third party such portion of the Confidential Information which is required to be disclosed.  To the extent legally permissible, the Receiving Party shall provide the other Party with prompt notice of such requirement, including a precise description of the circumstances of such requirement and the reason why it believes to be bound to such requirement, and keep the other Party fully and promptly informed of any such disclosure and all related matters and developments in order to provide the other Party with the opportunity to seek protective measures against any such disclosure.  The Receiving Party shall ensure, to the extent possible, the confidential treatment of the Confidential Information disclosed to any of the aforementioned third parties.

2.4                               Neither Party shall under any circumstances contact the Representatives of the other Party or any of its/their customers, suppliers or business partners in relation to the Transaction or in relation to the Confidential Information unless the respective other Party has expressly granted its permission to do so.

2.5                               The Receiving Party shall promptly inform the other Party if it or any of its Representatives obtains knowledge, or has reason to believe, that the Confidential Information has been made available to third parties in a non-authorized manner.

2.6                               Each Party hereby undertakes and agrees not to, and procures that its Representatives will not, disclose the respective other Party’s interest or participation in the Transaction to a third party without the prior written consent of such other Party, in each case other than to their respective Representatives except as required by applicable law or regulation.

3.                                      Destruction of Confidential Information

3.1                               Upon the other Party’s written demand, and in any event in case of termination of the discussions regarding the Transaction, the Receiving Party shall, and shall procure that its Representatives (a) destroy all written or other tangible information containing Confidential Information, including all existing copies thereof (regardless of the form in which such copies are maintained), (b) destroy any note, analysis or memorandum containing Confidential Information that may have been prepared by the Receiving Party or its Representatives and any copies thereof, and (c) destroy and expunge, to the extent technically possible, all Confidential Information from any computer, word processor or other device containing such information.  Save as explicitly provided for in Clause 3.2 below, the Receiving Party has no right of retention regarding any Confidential Information.  All other rights, duties and obligations within this Agreement remain unaffected by the destruction of Confidential Information.  The Receiving Party shall confirm compliance with the obligations under this Clause 3.1 in writing.

3.2                               Clause 3.1 shall not apply to the extent that the Receiving Party or its Representatives are required under applicable laws, regulations, rules of professional bodies or customary internal document retention and compliance policies to keep copies of the Confidential Information.  The Receiving Party may retain copies of any computer records or files containing any Confidential Information which have been created pursuant to its automatic archiving and back-up procedures, provided that no attempt will be undertaken to extract such Confidential Information.  Any Confidential Information not destroyed in accordance with Clause 3.1 shall remain subject to the confidentiality obligations under this Agreement, even after the term of this Agreement has expired and shall not be used for other purposes than to comply with applicable storage and safekeeping obligations.

4.                                      Exclusion of Warranties

No Party, including their respective Representatives, makes any representation, warranty or undertaking as to the accuracy, completeness or adequacy of Confidential Information provided to the other Party or to any of the other Party’s Representatives, and no Party shall have any liability in respect of the use of such Confidential Information by the Receiving Party or to any other person to whom Confidential Information has been properly disclosed in accordance with this Agreement.  The same applies with respect to the achievability or reasonableness of future projections, management targets, prospects or returns as expressed by or on behalf of either Party, and its affiliates.  Each Party acknowledges that it is solely responsible for its own evaluation of the other Party and the Transaction and that the respective other Party and/or its advisers is under no legal obligation and has no liability of any nature whatsoever with respect to the Transaction by virtue of this Agreement.

5.                                      Non-Solicitation

5.1                               For a period of two years from the date of this Agreement, neither Party (including its affiliates) will (a) solicit for employment, hire or appoint or engage as consultant any employee or director of the other Party and its respective affiliates, provided that this prohibition will not apply to employees who respond to a general public advertisement, or (b) endeavor to entice customers or suppliers away from the Party by the use of Confidential Information.

5.2                               No Party will, and each Party will ensure that its Representatives do not, use Confidential Information for any purposes other than in connection with the Transaction.

6.                                      Standstill and other Obligations

6.1                               Each Party represents and warrants that as of the date hereof, neither the Party nor any of its Representatives beneficially owns any securities in the other Party.  Each Party confirms that for a period of twenty-four months from the date hereof it shall not, and shall cause its Representatives not to, unless connected to the Transaction or with the prior written consent of the other Party, directly or indirectly, in any manner whatsoever:

(a)                                 purchase any securities in the other Party (or enter into any agreement or arrangement to do so).  Each Party hereby undertakes that it will not subscribe for or otherwise acquire any shares in the other Party (or any rights with respect thereto);

(b)                                 beyond as stipulated under (a) acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or donate or agree to acquire, by purchase, gift or otherwise, record or direct or indirect beneficial ownership interest in any securities in or any material assets of the other Party or any of its Representatives or any direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of any securities or assets of the other Party or any of its Representatives;

(c)                                  make, effect, initiate, cause or participate in any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction involving the other Party or any of its Representatives, or involving any securities or material assets of the Party or any of its Representatives;

(d)                                 form, join or participate in, or otherwise encourage the formation of, any group with respect to the record or beneficial ownership of any securities of the other Party or any Representative thereof; or

(e)                                  enter into any agreement, understanding, arrangement or trust with any Person with respect to the holding, voting or disposition of any securities of the other Party or any Representative thereof.

6.2                               Each Party represents and warrants not to act as an agent, intermediary or broker for any other person with respect to the Transaction (other than where the relevant Party’s sole business is the management of a fund or funds and it has disclosed this fact to the other Party or its financial adviser).

6.3                               Each Party and its affiliates have not entered and undertake not to enter into any arrangement with any potential investor or co-investor in relation to the Transaction or any potential transaction concerning the other Party or any of its assets.

6.4                               Each Party acknowledges that it may in connection with the Transaction become aware of insider information as defined in § 13 para. 1 of the German Securities Trading Act (Wertpapierhandelsgesetz; “WpHG”) and that it is subject to a ban on insider transactions pursuant to § 14 WpHG.  Each Party undertakes to comply with further provisions set forth in the WpHG to the extent applicable.

7.                                      Term

With the exception of Clause 3.2, Clause 5 and Clause 6 above, the obligations of the Parties under this Agreement shall cease to have effect upon the earlier of (a) the expiry of three years from the date of execution of this Agreement and (b) the consummation of a definitive agreement between the Parties as regards the Transaction.

8.                                      Governing Law and Place of Jurisdiction

This Agreement shall be exclusively governed and construed in accordance with the laws of the Federal Republic of Germany without giving effect to the rules on conflicts of laws.  Any dispute, controversy or claim arising out of or in connection with this Agreement or its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution fur Schiedsgerichtsbarkeit e. V.) without recourse to the ordinary courts of law.  The place of arbitration shall be Dusseldorf.  The language of the arbitral proceedings shall be English.  The Parties to this Agreement agree to treat the proceedings, all documents exchanged between the Parties, the decision or award from the tribunal, as strictly confidential and not to disclose any such information.  The confidentiality undertaking of this clause shall apply without any limitation in time.

9.                                      Miscellaneous

9.1                               Each Party acknowledges that (a) nothing in this Agreement will require the respective other Party to provide the any Confidential Information or other information related to the Transaction, and (b) the furnishing of any Confidential Information does not constitute any obligation to provide further information or to update or correct the Confidential Information already provided.  Each Party further acknowledges that the other Party may terminate the discussions and negotiations relating to the Transaction at any time at its sole and absolute discretion and that neither the existence of nor anything contained in this Agreement may be construed as an obligation to enter into a binding agreement as regards the Transaction.

9.2                               The provisions of this Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede all previous confidentiality agreements, covenants and undertakings.  No oral or written collateral agreements have been made.

9.3                               Any amendments or supplements to this Agreement, including this clause, shall be made in writing and shall expressly refer to this Agreement.

9.4                               No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.  This Agreement shall be binding on and shall inure to the benefit of the successors and permitted assignees of each of the Parties.

9.5                               If any provision of this Agreement should be or become fully or partially invalid or unenforceable for any reason whatsoever, this Agreement shall be considered divisible as to such provision which shall be deleted from this Agreement without effecting the validity and enforceability of the remainder of this Agreement.  In such event, the remainder of this Agreement shall be deemed to be valid and binding as if such provision were not included herein, and the invalid or unenforceable provision shall be deemed to be replaced by a suitable provision which as far as legally possible comes nearest to what the Parties intended according to the sense and purpose of this Agreement had the point been considered when concluding this Agreement.  The same shall apply with respect to any omission.

Place:

Date:

AIXTRON SE

By:

/s/ Martin Goetzeler	/s/ Dr. Bernd Schulte
Name: Martin Goetzeler	Name: Dr. Bernd Schulte
Position: President & CEO	Position: COO

Place:

Date:  30th March 2016

Fujian Grand Chip Investment Fund Partnership (Limited Partnership)

By:

/s/ Liu Zhen Dong
Name: Liu Zhen Dong	Name:
Position: Director	Position:

Annex 2.2

Letter of Adherence

To:                             AIXTRON / Fujian Grand Chip Investment Fund Partnership (Limited Partnership)

Accession to Confidentiality Agreement

Dear Sirs,

We make reference to the Confidentiality Agreement dated 30th March 2016 between AIXTRON and Fujian Grand Chip Investment Fund Partnership (Limited Partnership) (“Confidentiality Agreement”).

Words and expressions defined in the Confidentiality Agreement have the same meaning when used in this letter of accession.

The undersigned hereby agrees and acknowledges that with effect on and from the date hereof, it will be bound by the Confidentiality Agreement and in particular maintain confidentiality in accordance with the terms and conditions of the Confidentiality Agreement in its capacity as Representative of the Receiving Party.

This letter of adherence and any contractual and non-contractual obligations arising out of or in connection with it are governed by the laws of Germany, excluding conflict of law rules.

Place:

Date: 30th March 2016

/s/ Li Pak Wang
By: Li Pak Wang, Daniel, CEO, Buttonwood Finance Limited.